Exhibit 99.1
Aspect Medical Systems, Inc.

FOR FURTHER INFORMATION AT THE COMPANY:			AT THE FINANCIAL RELATIONS BOARD:
Mike Falvey	J. Neal Armstrong	Adam King	Kathy Waller
VP, CFO	VP, Investor Relations	Media Inquiries	Analyst Inquiries
(617) 559-7363	(617) 559-7162	(617) 559-7125	(312) 640-6696
FOR IMMEDIATE RELEASE
Wednesday, April 26, 2006
ASPECT MEDICAL SYSTEMS, INC. REPORTS OPERATING RESULTS
FOR FIRST QUARTER ENDED APRIL 1, 2006
Highlights of the Quarter Compared with Q1 2005
•	Worldwide total revenue increased 28%

•	Worldwide product revenue increased 21%

•	Worldwide sensor revenue increased 25%

•	Worldwide monitor and module sales exceeded 2,350 units, an increase of 38%

•	GAAP net income was $1.9 million and GAAP net income per diluted share was $0.08 in Q1 2006

•	Non-GAAP net income was $3.6 million and non-GAAP net income per diluted share was $0.15 in Q1 2006 compared with net income of $1.1 million and net income per diluted share of $0.05 in Q1 2005
Newton, Mass., April 26, 2006—Aspect Medical Systems, Inc. (NASDAQ: ASPM), reported today that revenue was $21.9 million for the first quarter of 2006, an increase of 28% over revenue of $17.1 million in the first quarter of 2005. Product revenue was $20.4 million, a 21% increase from $16.9 million in the first quarter of 2005.
With the adoption of Financial Accounting Standards No.123R (SFAS No.123R) as of January 1, 2006, Aspect will be reporting additional non-GAAP financial results that exclude the impact of stock-based compensation. The reconciliation of GAAP (U.S. generally accepted accounting principles) to non-GAAP results and guidance is contained in an attached table.
Key GAAP operating results for the first quarter of 2006 include:
•	Gross profit margin improved to 75.6% compared with 74.0% in the first quarter of 2005

•	Operating expenses were $15.3 million, an increase of 29% compared with $11.9 million in the first quarter of 2005

•	Net income was $1.9 million compared with $1.1 million in the first quarter of 2005

•	Net income per diluted share was $0.08 compared with $0.05 in the first quarter of 2005

Aspect Medical Systems, Inc.

Key non-GAAP operating results for the first quarter of 2006 include:
•	Gross profit margin improved to 76.0% compared with 74.0% in the first quarter of 2005

•	Operating expenses were $13.8 million, an increase of 16% from $11.9 million in the first quarter of 2005

•	Net income was $3.6 million compared with $1.1 million in the first quarter of 2005

•	Net income per diluted share was $0.15 compared with $0.05 in the first quarter of 2005
“We are pleased with the quarter. Worldwide sensor unit growth was solid, and unit sales of BIS monitors and modules increased by 38% compared to the first quarter of 2005, although our new flagship monitor, the BIS VISTA, was not officially launched until late in the quarter,” said Nassib Chamoun, president and chief executive officer. “In addition, we believe that two recent developments will prove to be significant, over the long run, as we seek to establish BIS monitoring as a routine part of the practice of anesthesia. At the end of last month, the American Society of Anesthesiologist’s Practice Advisory on Intraoperative Awareness and the Role of Brain Monitoring was published in Anesthesiology, and shortly thereafter, the American Association of Nurse Anesthesists posted on their website their position statement addressing the issue of intraoperative awareness and brain monitoring. Based on these documents, we believe that the momentum will continue to build to make brain monitoring equipment available in all operating rooms that serve patients at risk.”
Revenue Analysis — (see attached unaudited consolidated revenue data)
Domestic revenue was $16.8 million for the first quarter ended April 1, 2006, an increase of 30% over the first quarter of 2005. Domestic sensor revenue increased 23% for the first quarter of 2006 compared with the first quarter of 2005. The increase resulted from a 20% increase in sensor unit volume combined with a 2% increase in sensor average unit price. Domestic equipment revenue increased by 9% due to a 38% increase in monitor and module units sold partially offset by a 36% decrease in average unit prices of the monitors. Domestic strategic alliance revenue increased to $1.4 million in the first quarter of 2006 compared with $156,000 in the first quarter of 2005 as the Company’s strategic research alliance with Boston Scientific ramped up.
International revenue was $5.1 million for the first quarter ended April 1, 2006, an increase of 22% over the first quarter of 2005. The growth in international revenue in the first quarter of 2006 from the first quarter of 2005 reflects a 36% increase in sensor revenue and a 9% increase in equipment revenue.
Liquidity and Capital Resources
At April 1, 2006, the Company had cash, cash equivalents and marketable securities of $60.0 million and no debt. At December 31, 2005, the Company had cash, cash equivalents and marketable securities of $61.3 million and no debt.
Outlook for the Second Quarter of 2006
For the second quarter of 2006, the Company is forecasting that total revenue will be within a range of $22.2 million to $23.2 million, product revenue will be within a range of $21.0 million to $22.0 million, and that net income per diluted share will be within a range of $0.06 – $0.08 on a GAAP basis. On a non-GAAP basis, the Company expects that net income per diluted share will be within a range of $0.13 to $0.15. See below under the heading “Use of Non-GAAP Financial Measures” for a discussion of the Company’s use of such measures. See attached table for the reconciliation of GAAP to non-GAAP Q2 guidance.

Aspect Medical Systems, Inc.

Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with GAAP, this press release also contains non-GAAP income statement financial measures, which exclude the impact of stock-based compensation expense and the requirements of SFAS No.123R. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.
The non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Reconciliations of the GAAP to non-GAAP income statement financial measures for the first quarter of 2006 and expected net income per diluted share for the second quarter of 2006 used in this press release are set forth in the attached financial tables and the reconciliations to those tables should be carefully considered.
For additional information regarding the non-GAAP financial measures included herein, including reasons why management believes the presentation of non-GAAP financial measures provides useful information to investors and additional purposes for which Aspect uses the additional non-GAAP financial measures, please see Aspect’s Form 8-K filed on April 26, 2006 with the Securities and Exchange Commission.
Conference Call Scheduled for 10:00 a.m. ET Today
Aspect will hold a conference call to discuss the results of the first fiscal quarter of 2006 and management’s outlook for the second fiscal quarter of 2006 at 10:00 a.m. Eastern Time today, Wednesday, April 26, 2006. The call can be accessed live by dialing 1-877-704-5380 (domestic), 1-913-312-1294 (international), or access the webcast at http://www.aspectmedical.com on the investor page, or http://www.earnings.com. It also will be available for replay until May 3, 2006, by dialing 1-888-203-1112 (domestic), or 1-719-457-0820 (international), access code 5042139. The web cast replay will also be available on Aspect’s website at http://www.aspectmedical.com on the investor page.
About the Company
Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess more than 15.2 million patients and has been the subject of approximately 2,300 published articles and abstracts. BIS technology is installed in approximately 70 percent of hospitals listed in the July 2005 U.S. News and World Report ranking of America’s Best Hospitals and in approximately 47 percent of all domestic operating rooms. In the last twelve months BIS technology was used in approximately 14 percent of all U.S. surgical procedures requiring general anesthesia or deep sedation. BIS technology is available in more than 160 countries. Aspect Medical Systems has OEM agreements with seven leading manufacturers of patient monitoring systems.

Aspect Medical Systems, Inc.

Safe Harbor Statement
Certain statements in this release are forward-looking and may involve risks and uncertainties, including statements with respect to the Company’s expectations with respect to increases in sensor sales and success of its business model, expected results of operations for future periods, including the expected impact of stock based compensation, and ability to remain profitable, the expected introduction of the Company’s new VISTA monitoring product, the expansion of the Company’s sales force, the impact of the ASA’s guidance and the guidance of the American Association of Nurse Anesthetists, concerning intraoperative awareness and the role of brain function monitoring, the worldwide market acceptance and expected growth in sales of the Company’s products and the Company’s ability to maintain market momentum. There are a number of factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the Company may not be able to control expenses or grow its sales force. The Company may also not continue to experience a positive impact on its business from the ASA practice advisory or the position statement of the American Association of Nurse Anesthetists, or be able to achieve widespread market acceptance of its BIS monitoring technology, or to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA. The Company also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products. In addition, the Company’s ability to remain profitable will depend upon its ability to promote frequent use of the BIS system so that sales of its BIS sensors increase. The Company will not remain profitable if hospitals and anesthesia providers do not buy and use its BIS systems in sufficient quantities. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. There are other factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.
In addition, the statements in this press release represent the Company’s expectations and beliefs as of the date of this press release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this press release.
For further information regarding Aspect Medical Systems, Inc., visit the Aspect Medical Systems, Inc. website at www.aspectmedical.com...
FINANCIAL TABLES FOLLOW...

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	April 1,	April 2,
	2006	2005
	(Unaudited)	(Unaudited)

Product revenue	$20,442	$16,928
Strategic alliance revenue	1,446	156

Total revenue	21,888	17,084

Costs of revenue	5,346	4,442

Gross profit margin	16,542	12,642

% of revenue	75.6%	74.0%

Operating expenses:
Research and development	3,647	1,988
Sales and marketing	8,756	7,276
General and administrative	2,938	2,611

Total operating expenses	15,341	11,875

Income from operations	1,201	767

Interest income	736	376
Interest expense	—	(13)

Net income	$1,937	$1,130

Net income per share:
Basic	$0.09	$0.05
Diluted	$0.08	$0.05

Shares used in computing net income per share:
Basic	22,335	20,918
Diluted	23,943	23,211

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
RECONCILIATION OF GAAP to NON-GAAP NET INCOME
(In Thousands, Except Per Share Amounts)

	Three Months Ended April 1, 2006
	GAAP Net	Stock-Based	NON-GAAP Net
	Income	Compensation	Income
	(Unaudited)	(Unaudited)	(Unaudited)

Product revenue	$20,442	$—	$20,442
Strategic alliance revenue	1,446	—	1,446

Total revenue	21,888	—	21,888

Costs of revenue	5,346	(105)	5,241

Gross profit margin	16,542	105	16,647

% of revenue	75.6%	—	76.0%

Operating expenses:
Research and development	3,647	(361)	3,286
Sales and marketing	8,756	(627)	8,129
General and administrative	2,938	(529)	2,409

Total operating expenses	15,341	(1,517)	13,824

Income from operations	1,201	1,622	2,823
Interest income	736	—	736

Net Income	$1,937	$1,622	$3,559

Net income per share:
Basic	$0.09	$0.07	$0.16
Diluted	$0.08	$0.07	$0.15

Shares used in computing net income per share:
Basic	22,335	22,335	22,335
Diluted	23,943	23,943	23,943

Guidance for Q2 2006

		Stock-Based
	GAAP	Compensation	Non-GAAP

Net income per diluted share	$0.06-$0.08	$0.07	$0.13-$0.15

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONSOLIDATED REVENUE DATA
(In Thousands, Except Unit Amounts)

	Three Months Ended
	April 1,	April 2,	% Change
	2006	2005
	(Unaudited)	(Unaudited)
REVENUE
WORLDWIDE
Sensors	$15,585	$12,483	25%

Monitors	2,648	2,688	(1%)
Modules	1,598	1,148	39%
Other Equipment	611	609	0%

Equipment	4,857	4,445	9%

Total product revenue	20,442	16,928	21%

Strategic alliance	1,446	156	827%

Total Worldwide	$21,888	$17,084	28%

DOMESTIC
Sensors	$12,839	$10,463	23%

Monitors	1,503	1,632	(8%)
Modules	547	231	137%
Other Equipment	482	453	6%

Equipment	2,532	2,316	9%

Total Product revenue	15,371	12,779	20%

Strategic alliance	1,446	156	827%

Total Domestic	$16,817	$12,935	30%

INTERNATIONAL
Sensors	$2,746	$2,020	36%

Monitors	1,145	1,056	8%
Modules	1,051	917	15%
Other Equipment	129	156	(17%)

Equipment	2,325	2,129	9%

Total International	$5,071	$4,149	22%

UNITS
WORLDWIDE
Sensors	1,087,000	879,000	24%
Monitors	852	671	27%
Modules (a)	1,500	1,035	45%
Installed Base (b)	34,208	25,895	32%

DOMESTIC
Sensors	789,000	659,000	20%
Monitors	442	305	45%
Modules (a)	187	150	25%
Installed Base (b)	21,043	16,450	28%

INTERNATIONAL
Sensors	298,000	220,000	35%
Monitors	410	366	12%
Modules (a)	1,313	885	48%
Installed Base (b)	13,165	9,445	39%
(a)	Represents module shipments to OEM customers

(b)	Includes end-user module placements by OEM customers

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	April 1,	December 31,
	2006	2005
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities (A)	$46,960	$43,773
Accounts receivable, net	10,743	11,717
Current portion of investment in sales-type leases	1,551	1,623
Inventory, net	6,032	5,117
Other current assets	2,312	1,484

Total current assets	67,598	63,714

Property and equipment, net	4,627	3,727
Long-term marketable securities (A)	13,013	17,568
Long-term investment in sales-type leases	1,919	2,123

Total assets	$87,157	$87,132

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$9,681	$12,589
Deferred revenue	1,363	3,137

Total current liabilities	11,044	15,726

Long-term portion of deferred revenue	3,858	3,983
Stockholders’ equity	72,255	67,423

Total liabilities and stockholders’ equity	$87,157	$87,132

(A)	Investments with maturities beyond twelve months are included in long-term investments.
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